Exhibit 99


                          NEWS RELEASE

                    CRACKER BARREL OLD COUNTRY STORE
                            P.O. Box 787
                        305 Hartmann Drive
                      Lebanon, TN  37088-0787
                           (615) 444-5533

                                            Contact:  Michael A. Woodhouse
                                                      Chief Financial Officer
                                                      CBRL Group, Inc.


               CBRL GROUP, INC. ANNOUNCES QUARTERLY CASH DIVIDEND
               __________________________________________________
                 BOARD APPROVES 3.0 MILLION SHARE STOCK BUYBACK

LEBANON, Tenn. (February 26, 1999) -- CBRL Group, Inc. (Nasdaq/NNM:CBRL) today announced that the Board of Directors has declared a regular quarterly cash dividend of $0.005 per share. This represents an indicated annual dividend rate of $0.02 per share. The dividend is payable March 26, 1999, to shareholders of record as of March 12, 1999.

The Company also announced that the Board of Directors has authorized the repurchase of up to 3.0 million shares of CBRL Group's common stock. The purchases are to be made from time to time in the open market at prevailing market prices. This is the second stock repurchase plan approved by the Board. As of January 31, 1999, 2.1 million shares of the 3.0 million authorized shares under the first stock repurchase plan announced on September 9, 1998, have been purchased. The Company had approximately 61.3 million shares outstanding as of January 31, 1999.

Headquartered in Lebanon, Tennessee, CBRL Group Inc. currently operates 383 Cracker Barrel Old Country Store(R) locations in 36 states, two Carmine's Gourmet Markets located in Florida and 44 company-owned and five franchised Logan's Roadhouse(R) restaurants located in 12 states.

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